Exhibit 4.6

THE WARRANT EVIDENCED BY THIS CERTIFICATE AND THE SHARES OF COMMON STOCK PURCHASABLE UPON EXERCISE OF THE WARRANT ARE SUBJECT TO CANCELLATION PURSUANT TO THE OPTION AGREEMENT DATED MAY 29, 1997 AND ARE SUBJECT TO A SECOND AMENDED AND RESTATED STOCKHOLDERS AGREEMENT DATED AS OF NOVEMBER 7, 1996, A REGISTRATION RIGHTS AGREEMENT AND A SUBSCRIPTION, AGREEMENT EACH DATED AS OF THE EFFECTIVE DATE, COPIES OF WHICH ARE ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE FURNISHED TO THE HOLDER ON REQUEST TO THE SECRETARY OF THE COMPANY. SUCH SECOND AMENDED AND RESTATED STOCKHOLDERS AGREEMENT, REGISTRATION RIGHTS AGREEMENT AND SUBSCRIPTION AGREEMENT PROVIDE, AMONG OTHER THINGS, FOR CERTAIN RESTRICTIONS ON VOTING, SALE, TRANSFER, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE WARRANT EVIDENCED BY THIS CERTIFICATE AND THE SHARES OF COMMON STOCK PURCHASABLE UPON EXERCISE OF THE WARRANT AND THAT SUCH SHARES OF COMMON STOCK ARE SUBJECT TO PURCHASE BY THE COMPANY AS WELL AS CERTAIN OTHER PERSONS UPON THE OCCURRENCE OF CERTAIN EVENTS.  ANY SALE, ASSIGNMENT, TRANSFER OR OTHER DISPOSITION OF THE SECURITIES EVIDENCED BY THIS CERTIFICATE TO PERSONS OTHER THAN IN ACCORDANCE WITH SUCH SECOND AMENDED AND RESTATED STOCKHOLDERS AGREEMENT, REGISTRATION RIGHTS AGREEMENT AND SUBSCRIPTION AGREEMENT SHALL BE NULL AND VOID.

THE WARRANT EVIDENCED BY THIS CERTIFICATE AND THE SHARES OF COMMON STOCK PURCHASABLE UPON EXERCISE OF THE WARRANT HAVE NOT BEEN REGISTERED OR QUALIFIED PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), ANY STATE SECURITIES LAW OR ANY FOREIGN SECURITIES OR OTHER APPLICABLE FOREIGN LAW OF ANY JURISDICTION OUTSIDE THE UNITED STATES, AND SUCH WARRANT AND SUCH SHARES MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS THE SAME IS REGISTERED AND QUALIFIED IN ACCORDANCE WITH THE ACT, ANY APPLICABLE STATE SECURITIES LAW AND ANY APPLICABLE FOREIGN SECURITIES OR OTHER APPLICABLE FOREIGN LAW, OR IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY SUCH REGISTRATION AND QUALIFICATION ARE NOT REQUIRED.

No. 28	Warrant to Purchase
5,861 Shares Dated as of the Effective Date (as defined below)

WARRANT

To Purchase Common Stock of

INTERNATIONAL LOGISTICS LIMITED

Purchase Price of Common Stock:	Purchase price per share as set forth below
(subject to adjustment as described herein).

THIS WARRANT CERTIFIES that, for value received, Cotech Company Inc., a company organized under the laws of the British Virgin Islands, or registered assigns is entitled, on the first Business Day immediately following the Effective Date (as defined herein) and prior to the close of business in Chicago, Illinois on the Expiration Date (as defined herein), to purchase 5,861 shares of Common Stock in International Logistics Limited, a Delaware corporation (the “Company”), at a purchase price per share equal to $45.00 (U.S.) (the “Warrant Purchase Price”) upon surrender of this Warrant at the principal office of the Company, and payment of such purchase price by bank check, cashier’s check, certified check, wire transfer or by a cashless exercise as set forth in Section 2.B.2, below. The Warrant Purchase Price shall be effective as of the Effective Date.

This Warrant is issued by the Company in connection with the closing of the transactions contemplated by the Option Agreement (as defined herein). The terms and conditions of the Warrant are set forth herein. Any capitalized terms used herein and not defined herein shall have the meanings set forth in the Stockholders Agreement (as defined herein).

SECTION 1

Definitions

“Business Day” means any day other than a Saturday, a Sunday, or any day on which commercial banks in the city of Chicago, Illinois are authorized or required by law to close.

“Common Stock” means (i) any shares of the Common Stock of the Company, $.001 par value per share, authorized on the date of the original issue of this Warrant or (ii) in the event that the outstanding Common Stock is hereafter changed into or exchanged for different stock or securities of the Company, such other stock or securities.

“Effective Date” means the date on which the Company acquires 100% of the ordinary shares and other equity interests in LEP International Worldwide Limited, a corporation registered under the laws of England, that are currently beneficially owned by Wolfgang Hollermann.

“Expiration Date” means December 31, 2007.

“Fair Market Value” shall mean the amount obtained by dividing (A) (EBITDA X 5) - (Debt - CA) by (B) the number of shares of Common Stock outstanding plus the number of shares subject to options and warrants (to the extent such options and warrants are exercisable at an exercise price below Fair Market Value) on the valuation date. For the purpose of this definition only:  “EBITDA” means the Company’s consolidated earnings before interest, taxes, depreciation and amortization for the four fiscal quarters of the Company ending on the last day of the fiscal quarter immediately preceding the valuation date, computed in accordance with generally accepted Accounting principles; “Debt” means any current or long-term indebtedness of the Company as of the last day of the fiscal quarter immediately preceding the valuation date (including capitalized lease obligations and accrued but unpaid interest), as set forth on the Company’s consolidated balance sheet (prepared in accordance with generally accepted accounting principles); and “CA” means the Company’s consolidated cash and cash equivalents on hand as of the last day of the fiscal quarter immediately preceding the valuation data, including, without limitation, payments that have bean received or will be received upon the exercise of options and warrants to the extent such options and warrants are exercisable at an exercise price below Fair Market Value as set forth on its consolidated balance sheet (prepared in accordance with generally accepted accounting principles).

“Family Member” means (a) to the extent alive at the time of determination, Wolfgang Hollermann, his spouse, his siblings, his children, his childrens’ spouses, his grandchildren or his grandchildrens’ spouses or (b) any trust of which the sole beneficiaries are, at the time of determination, one or more of the foregoing.

“Initial Public Offering” means the first underwritten public offering of Common Stock by the Company pursuant to a registration of shares under the Securities Act on a Form S-1 Registration Statement (or equivalent or successor form).

“OCM” means OCM Principal Opportunities Fund, L.P., a Delaware limited partnership.

“OCM Affiliates” means any investor in or any employee of OCM or Oaktree Capital Management, LLC (“Oaktree”), a California limited liability company, or in any company, joint venture, limited liability company, association or partnership of which the OCM or Oaktree, is a shareholder, manager or general partner, as the case may be.

“Option Agreement” means the Option Agreement dated as of May 29, 1997, by and among the Company, Wolfgang Hollermann and Cotech Company Inc., a company organized under the laws of the British Virgin Islands.

“Qualified Sale” shall mean (i) any sale of all or substantially all of the assets of the Company to any entity or (ii) any sale, merger or liquidation of the Company with or into any entity other than to or with OCM, TCW, WES&S, an OCM Affiliate, a TCW Affiliate or a WES&S Affiliate whereby such entity or the holders of a majority of the voting stock thereof shall obtain (A) at least a majority of the voting stock of the surviving entity and (B) the right to elect a majority of the surviving entity’s board of directors.

“Registration Rights Agreement” means the Registration Rights Agreement dated as of the Effective Date, by and among the Company and each of the Investors listed on exhibit A thereto, as the same may be amended from time to time.

“Securities Act” means the Securities Act of 1933, as amended and as the same may be amended from time to time.

“Simon Entity” means Logistical Simon, L.L.C., a Delaware limited liability corporation, WESINVEST, Inc., a Delaware corporation, or William E. Simon & Sons, L.L.C., a Delaware limited liability company.

“Stockholders Agreement” means the Second Amended and Restated Stockholders Agreement dated as of November 7, 1996, by and among the Company and each of the other Holders listed on exhibit A thereto, as the same may be amended from time to time.

“TCW” means TCW Special Credits Fund V - The Principal Fund, a California limited partnership.

“TCW Affiliates” means any investor in or any employee of TCW, TCW Asset Management Company, a California corporation (“TAMCO”), Trust Company of the West, a California trust company (“Trustco”) or Oaktree, or in any company, joint venture, limited liability company, association or partnership of which TCW, TAMCO, Trustco or Oaktree, is a shareholder, manager or general partner, as the case may be.

“Trading Price” means the trading price for each such trading day: (a) if the Common Stock is traded on a national securities exchange in the United States of America, its last reported sale price on the preceding Business Day on such national securities exchange or, if there was no sale on that day, the last reported sale price on such national securities exchange on the next preceding Business Day on which there was a sale, all as made available over the Consolidated Last Sale Reporting System of the CTA Plan (the “CLSRS”) or, if the Common Stock is not then eligible for reporting over the CLSRS, its last reported sale price on the preceding Business Day on such national securities exchange or, if there was no sale on that day, on the next preceding Business Day on which there was a sale on such exchange or (b) if the principal market for the Common Stock is the over-the-counter market in the United States of America, but the Common Stock is not then eligible for reporting over the CLSRS, but the Common Stock is quoted on the National Association of Securities Dealers Automated Quotations System (“NASDAQ”) the last sale price reported on NASDAQ on the preceding Business Day or, if the Common Stock is an issue for which last sale prices are not reported on NASDAQ, the closing bid quotation on such day, but in each of the next preceding two cases, if the relevant NASDAQ price or quotation did not exist on such day, then the price or quotation on the next preceding Business Day in which there was such a price or quotation.

“WES&S Affiliate” means any Simon Entity or any partnership, limited liability company or corporation that directly or indirectly, through one or more intermediaries, has control of, is controlled by or is under common control with (i) any Simon Entity or (ii) any shareholder, partner or member of a Simon Entity or any such shareholder’s, partner’s or member’s spouse, siblings, children, children’s spouses, grandchildren or their spouses or any trusts for the benefit of any of the foregoing.

“Warrant Purchase Price” has the meaning assigned to that term in the introductory paragraph hereof.

“Warrant Shares” means the shares of Common Stock purchased or purchasable by the Warrantholder upon the exercise of the Warrant pursuant to Section 2 hereof.

“Warrantholder” means the registered holder of the Warrant and any related Warrant Shares.

SECTION 2

Exercise

A.            General.  The Warrantholder shall be entitled to exercise the Warrant on the first Business Day immediately following the Effective Date, in whole or in part, at any time or from time to time on or before 5:00 p.m., Chicago, Illinois time, on the Expiration Date.

B.            Manner of Exercise.  The Warrantholder may exercise the Warrant, in whole or in part, by either of the following methods:

1.             The Warrantholder shall complete one of the Subscription Forms attached hereto, and deliver it to the Company, at its principal offices located at 330 S. Mannheim Road, Hillside, IL 60162, Attention: Chief Executive Officer (or at such other location as the Company may designate by notice in writing to the Warrantholder), together with the Warrant and either a certified check, a bank cashier’s check or wire transfer, in an amount in U.S. Dollars equal to the then aggregate Warrant Purchase Price of the shares of Common Stock being purchased; or

2.             The Warrantholder may, alternatively at its election, exercise this Warrant, in whole or in part, in a “cashless” exercise by delivering to the Company, at its principal offices located at 330 S. Mannheim Road, Hillside, IL 60162, Attention: Chief Executive Officer (or at such other location as the Company may designate by notice in writing to the Warrantholder), (i) one of the Subscription Forms attached hereto, which notice shall specify the number of Warrant Shares to be delivered to such Warrantholder and the number of Warrant Shares with respect to which this Warrant is being surrendered in payment of the aggregate Warrant Purchase Price for the Warrant Shares to be delivered to the Warrantholder, and (ii) the Warrant. For purposes of this cashless exercise provision, each Warrant Share as to which the Warrant is surrendered will be attributed the following per share value:  (i) prior to an Initial Public Offering (other than in the context of a Qualified Sale), at the Fair Market Value;  (ii) prior to an Initial Public Offering and in the context of a Qualified Sale, the per share consideration received by the stockholders with respect to their outstanding shares of Common Stock; (iii) concurrently with an Initial Public Offering, a value equal to the Initial Public Offering offer price per share to the public; or (iv) subsequent to an Initial Public Offering, a value per share equal to the average Trading Price of the Company’s Common Stock for the twenty (20) preceding trading days ending on the day prior to the date on which the request for cashless exercise is received by the Company. Notwithstanding the foregoing, commencing on the day after the Initial Public Offering through the twentieth trading day following the Initial Public Offering, the Warrantholder shall not be permitted to make a cashless exercise pursuant to this Section 2.A.2. The Warrantholder may, in good faith, challenge the Fair Market Value calculation and require that the Fair Market Value be determined by the Company’s independent auditors in the manner set forth in the definition section. The result of such Fair Market Value determination shall be binding on the Company and the Warrantholder. The costs and expenses associated with determination of any of the preceding valuations shall be borne by the Company. Cashless exercises shall be permitted only to the extent that such exercise is permitted by the terms of the Company’s indebtedness.

Upon receipt thereof by the Company in a form duly completed in compliance with the terms of this Warrant, the Warrantholder shall be deemed to be a holder of record of the shares of Common Stock specified in said Subscription Form, and the Company shall, as promptly as practicable, and in any event within ten (10) Business Days thereafter, execute and deliver or cause to be delivered to the Warrantholder a certificate or certificates representing the aggregate number of shares of Common Stock specified in said Subscription Form. Each stock certificate so delivered shall be registered in the name of the Warrantholder or such other name as shall be designated by the Warrantholder, subject to compliance with federal and state securities laws, the securities and other applicable laws of the jurisdiction of residence of the Warrantholder or any transferee and the provisions of Section 4(a) hereof as to the transfer of Warrant Shares. At no time shall the Company be required to issue any Common Stock pursuant hereto if such issuance would violate any applicable federal, state or foreign securities laws. Before being required to issue any Common Stock to the Warrantholder or in the name of any person other than the registered Warrantholder, the Company may require the Warrantholder (i) to execute a subscription agreement in form and substance similar to the subscription agreement executed in connection, with the issuance of this Warrant or (ii) only if the Warrantholder is unable to execute such subscription agreement in a form reasonably acceptable to the Company, to provide, at the Warrantholder’s expense, an opinion of counsel satisfactory to the Company that any such issuance is exempt from registration or qualification under the federal and state securities laws and the securities and other applicable laws of the jurisdiction of residence of the Warrantholder or any transferee. If the Warrant shall have been exercised only in part, the Company shall, at the time of delivery of said stock certificate or certificates, deliver to the Warrantholder a like Warrant representing the right to purchase the remaining number of shares purchasable thereunder. The company shall pay all expenses, taxes and other charges payable in connection with the preparation, execution and delivery of stock certificates pursuant to this Section 2, except that, in case such stock certificates shall be registered in a name or names other than the name of the Warrantholder or its permitted assigns, funds sufficient to pay all stock transfer taxes which shall be payable upon the execution and delivery of such stock certificate or certificates shall be paid by the Warrantholder to the Company at the time of delivering the Warrant to the Company as mentioned above.

C.            Transfer Restriction Legend. The Warrant and each certificate for Warrant Shares issued upon exercise or conversion of the Warrant, unless at the time of exercise or conversion such Warrant Shares are registered under the Securities Act, shall bear the legends described in Section 10(a) of the Stockholders Agreement.

SECTION 3

Ownership and Exchange of the Warrant

A.            Registered Holder. The Company may deem and treat the person in whose name the Warrant is registered as the holder and owner thereof (notwithstanding any notations of ownership or writing thereon made by anyone other than the Company) for all purposes and shall not be affected by any notice to the contrary, until presentation of the Warrant for exchange as provided in this Section 3.

B.            Exchange and Replacement. The Warrant is exchangeable upon the surrender thereof by the Warrantholder to the Company at its principal offices for a new Warrant or Warrants of like tenor and date representing in the aggregate the right to purchase the number of shares purchasable hereunder, each new Warrant to represent the right to purchase such number of shares as shall be designated by the Warrantholder at the time of surrender. The Company will issue a replacement certificate for the Warrant upon the loss, theft, destruction or mutilation thereof pursuant to Section 10.(b) of the Stockholders Agreement. The Warrant shall be promptly canceled by the Company upon the surrender thereof in connection with any exchange or replacement. Except as set forth in the Stockholders Agreement, the Company shall pay all expenses, taxes (other than stock transfer taxes) and other charges payable in connection with the preparation, execution and delivery of the Warrant pursuant to this Section 3.

C.            Cancellation and Replacement. Upon notice to the Warrantholder, this Warrant may be redeemed upon cancellation for no consideration as to all or any portion of the warrants underlying this Warrant or any Warrant Shares issued upon exercise of this Warrant pursuant to Section 9.3 of the Option Agreement. To the extent that only a portion of this Warrant is cancelled pursuant to Section 9.3 of the Option Agreement, the Company, upon receipt of this Warrant, shall promptly deliver to the Warrantholder a new Warrant of like tenor and date representing in the aggregate the right to purchase the balance of the Warrants not cancelled pursuant to Section 9.3 of the Option Agreement.

SECTION 4

Transfer of Warrant or Warrant Shares

A.            General Provisions. The Warrant shall not be transferable. Notwithstanding the foregoing sentence, the Warrantholder may transfer, including by inter vivos transfer, by will or under the laws of descent and distribution (each a “Transfer”), all or any portion of this Warrant to any natural Person who is a Family Member; provided, that no Warrantholder may make a Transfer to any natural Person who is a Family Member unless such Family Member shall comply with and agree to be bound by the terms and provisions of this Warrant, the Stockholders Agreement and the Registration Rights Agreement. Subject to the restrictions of the Stockholders Agreement, any Warrants transferred pursuant to this Section 4 may subsequently be transferred back to a Person who had previously been the initial Warrantholder. The related Warrant Shares shall not be transferable except in accordance with the terms and conditions specified in the stockholders Agreement. The Company shall not, and shall not permit any transfer agent or registrar for any shares of the Company’s capital stock to, transfer upon the books of the Company any shares of the Company’s capital stock originally issued hereunder or pursuant hereto in any manner except in accordance with this provision or the terms and provisions of the Stockholders Agreement, and any purported transfer not in compliance herewith or the Stockholders Agreement shall be null and void.

B.            Registration Rights. The Company has agreed to provide certain piggyback registration rights in respect of the Warrant Shares, the terms and conditions of which are set forth in the Registration Rights Agreement. Upon any transfer of any Warrant Shares in accordance with the provisions of the Stockholders Agreement (other than transfers made after an initial public offering), the registration rights pertaining thereto may be transferred, pursuant to the terms and provisions of Section 10 of the Registration Rights Agreement, upon giving notice to the Company and by the transferee’s agreement to be bound by the provisions of the Stockholders Agreement.

C.            Change of Control. Upon a Change of Control (as defined below) in Cotech Company, Inc., a company organized under the laws of the British Virgin Islands (“Cotech”), this Warrant shall be forfeited and cancelled. For the purpose of this Section 4(c), “Change of Control” means: (A) any sale or Transfer by Wolfgang Hollermann of any of his beneficial ownership in the equity securities of Cotech to any Person other than a Family Member or to a Family Member who does not agree to be bound by the terms of this Warrant, the Registration Rights Agreement and the Stockholders Agreement or (B) any sale or Transfer of all or substantially all of the assets of Cotech to any Person other than a Family Member, including, any sale or Transfer of any part of this Warrant in contravention of this Warrant or the Stockholders Agreement which has not been abrogated, revoked or rescinded by either of Cotech or Hollermann within thirty (30) days after the date of such sale or Transfer.

SECTION 5

Anti-Dilution Provisions

A.            Stock Splits and Reverse Splits. In the event that the Company shall at any time subdivide its outstanding shares of Common stock into a greater number of shares, the Warrant Purchase Price in effect immediately prior to such subdivision shall be proportionately reduced and the number of Warrant Shares purchasable pursuant to this Warrant immediately prior to such subdivision shall be proportionately increased, and conversely, in the event that the outstanding shares of Common Stock of the Company shall at any time be combined into a smaller number of shares, the Warrant Purchase Price in effect immediately prior to such combination shall be proportionately increased and the number of Warrant Shares purchasable upon the exercise of this Warrant immediately prior to such combination shall be proportionately reduced.  Except as provided in this Section 5.A, no adjustment in the Warrant Purchase Price and no change in the number of Warrant Shares purchasable shall be made under this Section 5 as a result of or by reason of any such subdivision or combination.

B.            Reorganisation and Asset Sales. Subject to the terms and provisions in the Stockholders Agreement, if any capital reorganization or reclassification of the capital stock of the Company, or any consolidation or merger of the Company with another corporation, or the sale of all or substantially all of its assets to another corporation, shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then the following provisions shall apply:

1.             As a condition of such reorganization, reclassification, consolidation, merger or sale (except as otherwise provided below in this Section 5.B), lawful and adequate provisions shall be made whereby the Warrantholder shall thereafter have the right to purchase and receive upon the terms and conditions specified in this Warrant and in lieu of the Warrant Shares immediately theretofore receivable upon the exercise of the rights represented hereby, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of Warrant Shares immediately theretofore so receivable had such reorganization, reclassification, consolidation, merger or sale not taken place.

2.             In the event of a merger or consolidation of the Company with or into another corporation as a result of which a number of shares of Common Stock of the surviving corporation greater or lesser than the number of shares of Common Stock of the Company outstanding immediately prior to such merger or consolidation are issuable to holders of Common Stock of the Company, then the Warrant Purchase Price in effect immediately prior to such merger or consolidation shall be adjusted in the same manner as though there were a subdivision or combination of the outstanding shares of Common stock of the Company.

3.             The Company shall not effect any such consolidation, merger or sale unless prior to or simultaneously with the consummation thereof the successor corporation (if other than the Company) resulting from such consolidation or merger or the corporation purchasing such assets shall assume, by written instrument executed and mailed or delivered to the Warrantholder at the last address of the Warrantholder appearing on the books of the Company, the obligation to deliver to the Warrantholder such shares of stock, securities or assets as, in accordance with the foregoing provisions, the Warrantholder may be entitled to receive, and all other liabilities and obligations of the Company hereunder. Upon written request by the Warrantholder such successor corporation will issue a new Warrant revised to reflect the modifications in this Warrant effected pursuant to this Section 5.B.

C.            Notice of Adjustment. Whenever the Warrant Purchase Price and the number of Warrant Shares issuable upon the exercise of this Warrant shall be adjusted as herein provided, or the rights of the Warrantholder shall change by reason of other events specified herein, the Company shall compute the adjusted Warrant Purchase Price and the adjusted number of Warrant Shares in accordance with the provisions hereof and shall prepare a certificate signed by its President, Vice President, Treasurer or Secretary setting forth the adjusted Warrant Purchase Price and the adjusted number of Warrant Shares issuable upon the exercise of this Warrant thereafter or specifying the other shares of stock, securities or assets receivable as a result of such change in rights, and showing in reasonable detail the facts and calculations upon which such adjustments or other changes are based, including a statement of the consideration received or to be received by the Company for, and the amount of, any Common Stock, options and convertible securities issued since the last such adjustment or change (or since the date hereof in the case of the first adjustment or change).  The Company shall cause to be mailed to the Warrantholder copies of such officer’s certificate together with a notice stating that the Warrant Purchase Price and the number of Warrant Shares purchasable upon exercise of this Warrant have been adjusted and setting forth the adjusted Warrant Purchase Price and the adjusted number of Warrant Shares purchasable upon the exercise of this Warrant.

SECTION 6

Notices

All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid)  to the parties at the following addresses or facsimile numbers:

If to the Company, to:

International Logistics Limited
330 S. Mannheim Rd.
Hillside, Illinois 60612
Facsimile No.:  (708) 547-4524
Attn:  Chief Executive Officer

with a copy to:

Milbank, Tweed, Hadley & McCloy
601 S. Figueroa St.,
Suite 3100
Los Angeles, California 90017
Facsimile No.:  (213) 629-5063
Attn: Eric H. Schunk, Esq.

If to Warrantholder, to:

Cotech Company Inc.

% Wolfgang Hollerman

F1 Henredon Court

8 Shouson Hill Road,

Hong Kong

Facsimile No.:  011-852-27917443

with a copy to:

Wolfgang Hollermann
Fl Henredon Court

8 Shouson Hill Road,
Hong Kong
Facsimile No.:  011-852-27917443

with a copy to:

Troutman Sanders LLP
600 Peachtree Street, N.E., Suite 5200
Atlanta, Georgia 30308-2216
Facsimile No.:  (404) 885-3900
Attn: John C. Beane, Esq.

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section 6, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section 6, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section 6, be deemed given upon receipt. Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

SECTION 7

No Rights as Stockholder; Limitation of Liability

The Warrant shall not entitle the Warrantholder to any of the rights of a stockholder of the Company. No provision hereof, in the absence of affirmative action by the Warrantholder to purchase shares of Common Stock, and no mere enumeration herein of the rights or privileges of the Warrantholder, shall give rise to any liability of the Warrantholder for the Warrant Purchase Price or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

SECTION 8

Company Representations

This Warrant is duly authorized, validly issued and outstanding, fully paid and nonassessable. The Company will at all times reserve and keep available out of the aggregate of its authorized but unissued Common Stock or its authorized and issued Common Stock held in its treasury, for the purpose of enabling it to satisfy any obligation to issue shares of Common Stock upon exercise of this Warrant, the maximum number of shares of Common Stock which may then be deliverable upon the exercise of the Warrant. All shares of Common Stock issuable upon the exercise of the Warrant shall be duly authorized, validly issued, fully paid and nonassessable. The delivery of this Warrant to the Warrantholder will transfer to Warrantholder good and valid title to this Warrant, free and clear of all liens, charges, security interests, adverse claims or other encumbrance of any kind of any person claiming through the Company. This Warrant has been duly executed and delivered by the Company and constitutes a legal, valid and enforceable obligation of the Company, except that such enforcement may be limited by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law). The execution and delivery by the Company of this Warrant and the issuance of the Warrant Shares upon the exercise of the Warrant does not and will not violate, or result in a breach of, or constitute a default under, or require any consent under, the certificate of incorporation, the bylaws or other governing documents of the Company, or any currently applicable law or governmental rule.

SECTION 9

Miscellaneous

This Warrant shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware without regard to principles of conflict of laws. This Warrant and any provision hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party (or any predecessor in interest thereof) against which enforcement of the same is sought. The headings in this Warrant are for purposes of reference only and shall not affect the meaning or construction of any of the provisions hereof.

WITNESS the due execution of this Warrant by a duly authorized officer of the Company.

INTERNATIONAL LOGISTICS LIMITED
a Delaware corporation

By:	/s/ Roger E. Payton
Roger E. Payton
President and Chief Executive Officer

FULL SUBSCRIPTION FORM

(To Be Executed by the Registered Holder If It Desires to Exercise the Warrant in Full)

The undersigned hereby exercises the right to purchase                     shares of Common Stock covered by the attached Warrant at the date of this subscription and herewith makes payment of the sum of $                     (U.S.), or hereby surrenders                   Warrant Shares valued at $             (U.S.) per share as payment therefor, representing an amount equal to the aggregate Warrant Purchase Price of the shares of Common Stock being purchased as of the date of this Certificate. Certificates for such shares shall be issued in the name of and delivered to the undersigned, unless otherwise specified in written instructions signed by the undersigned and accompanying this subscription.

Dated: , 19 .

[Signature]

Address:

PARTIAL SUBSCRIPTION FORM

(To Be Executed by the Registered Holder
If It Desires to Exercise the Warrant in Part)

The undersigned hereby exercises the right to purchase                shares of Common Stock covered by the attached Warrant at the date of this subscription and herewith makes payment of the sum of $                  (U.S), or hereby surrenders                 Warrant Shares valued at $                 (U.S.) per share as payment therefor, representing an amount equal to the aggregate Warrant Purchase Price of the shares of Common Stock being purchased as of the date of this Certificate. Certificates for such shares and a new Warrant of like tenor and date for the balance of the shares not subscribed for and not surrendered shall be issued in the name of and delivered to the undersigned, unless otherwise specified in written instructions signed by the undersigned and accompanying this subscription.

Dated: , 19 .

[Signature]

Address: